Exhibit 99.1
UNFI Selected as New Grocery Wholesaler by Key Food
Providence, Rhode Island - October 6, 2020 -- United Natural Foods, Inc. (NYSE: UNFI) (“UNFI”) and Key Food Stores Co-Operative, Inc. (“Key Food”) today announced they have reached a long-term supply agreement for UNFI to serve as the primary grocery wholesaler to Key Food with expected sales to UNFI of approximately $10 billion over 10 years. Founded in 1937, Key Food is a co-operative of independently owned and corporate supermarkets located in New York, New Jersey, other states in the northeast, and Florida. Stores are operated under multiple banner names that include Key Food, The Food Emporium, Food Universe, Food Dynasty, SuperFresh, and Gala Foods Supermarkets.
“Key Food, whose members operate more than 315 stores, is a rapidly growing organization with a large market share in the New York market” said UNFI’s Chairman and CEO, Steven Spinner. “We have recently begun to service their Florida stores and are excited to expand service to their northeast stores toward the end of 2021. We believe our unmatched product variety and knowledge of today’s consumer will benefit Key Food and its retailers, and we look forward to driving value to their operations.”
“We are excited about our relationship with UNFI,” said Key Food’s Chief Executive Officer, Dean Janeway. “Their unique ability to service the entire store on a single delivery in addition to their industry expertise and buying power gives Key Food members an advantage in the marketplace. We are thrilled to partner with the UNFI team, and our members look forward to offering UNFI’s full line of products to their shoppers.”
In its role as the primary grocery wholesaler, UNFI will supply Key Food stores with conventional, natural and organic grocery products, along with a wide variety of international items. All categories such as protein, produce, frozen bakery, deli, general merchandise/health and beauty, as well as Key Food’s Urban Meadow® private brand and UNFI owned brands such as Essential Everyday® and Woodstock® will also be supplied.
To expand the breadth and scope of its distribution network, UNFI will be opening a new state-of-the-art Class A distribution facility in Lehigh County, PA, which is currently under construction. This facility, once complete, is strategically located to provide an additional 1.3 million square feet of distribution capacity for UNFI’s existing and new customers in the greater Northeast and surrounding areas, including Key Food. UNFI anticipates the new distribution center will create more than 500 local jobs and expects the facility to open in Fall 2021.
About Key Food Store Co-Operative, Inc.
Key Food Stores Co-Operative Inc. includes over 315 member-owned and corporate grocery stores with approximately $3.2 billion in annual sales. In addition to Key Food, these stores operate under various other banners including: Food Universe, The Food Emporium, SuperFresh, Food Dynasty, and Gala Foods Supermarkets in all five boroughs, Long Island, upstate New York, New Jersey, Connecticut, Massachusetts, Pennsylvania, and Florida. Please visit www.keyfood.com for more information.

About United Natural Foods
UNFI is North America’s premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

FOR INVESTORS:
Steve Bloomquist, 952-828-4144
Steve.j.bloomquist@unfi.com

FOR MEDIA:
Jeff Swanson, 952-903-1645
Jeffrey.s.swanson@unfi.com
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